Exhibit 10.69

EXECUTION VERSION

May 27, 2010

To:	Salix Pharmaceuticals, Ltd.
1700 Perimeter Park Drive
Morrisville, NC 27560
Attn: Adam Derbyshire
	Telephone:	919-862-1025
	Facsimile:	919-862-1095

From:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park New York, NY 10036
Attn: John Servidio
	Telephone:	646-855-8900
	Facsimile:	704-208-2869

Re:	Base Capped Call Transaction (Transaction Reference Number: NY-40305)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Bank of America, N.A. (“BofA”) and Salix Pharmaceuticals, Ltd. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of the closing date for the initial issuance of the Convertible Securities described below between Counterparty and U.S. Bank National Association as trustee (the “Indenture”) relating to the USD300,000,000 principal amount of 2.75% convertible senior notes due 2015 (the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between BofA and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if BofA and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 27, 2010

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	BofA

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “SLXP”).

Number of Options:	The number of Convertible Securities, other than Option Securities (as defined in the Underwriting Agreement as defined below), in denominations of USD1,000 principal amount issued by Counterparty to the Underwriters (as defined below) on the closing date for the initial issuance of the Convertible Securities.

Number of Shares:	As of any date, the product of the Number of Options and the Conversion Rate.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Sections 15.03 or 15.04(i) of the Indenture.

Strike Price:	The “Conversion Price” (as defined in the Indenture), but without regard to any adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Sections 15.03 or 15.04(i) of the Indenture.

Cap Price:	As provided in Annex A to this Confirmation.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Trade Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture, excluding Convertible Securities (i) that are Excluded Convertible Securities or (ii)(A) with respect to which Counterparty has elected the “Exchange in Lieu of Conversion” option pursuant to Section 15.11 of the Indenture and (B) that have been accepted by the designated financial institution pursuant to Section 15.11 of the Indenture (such Convertible Securities, other than those excluded as set forth above, the “Relevant Convertible Securities” for such Conversion Date).

Excluded Convertible Securities:	Convertible Securities surrendered for conversion on any date prior to January 13, 2015. Counterparty shall, within one Scheduled Trading Day of the “Conversion Date” (as defined in the Indenture) relating to any Excluded Convertible Securities, provide written notice to BofA specifying the number of Excluded Convertible Securities converted on such “Conversion Date”.

Required Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day immediately following such Conversion Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, BofA shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies BofA in writing prior to 4:00 PM, New York City time, on the Exercise Notice Deadline in respect of such exercise of the number of Options being exercised on the relevant Exercise Date. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, BofA’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 4:00 PM, New York City time, on the Exchange Business Day immediately preceding the “Maturity Date” (as defined in the Indenture), in which event the Calculation Agent shall have the right to adjust the Delivery Obligation as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by BofA in connection with its hedging activities (including the unwinding of any hedge position) as a result of BofA not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:	Counterparty shall notify BofA in writing before 4:00 P.M. (New York City time) on the “Scheduled Trading Day” (as defined in the Indenture) immediately prior to January 13, 2015 of the irrevocable election by the Counterparty, in accordance with Section 15.02(b) of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring on or after January 13, 2015. If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified BofA of combination settlement with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 for all conversions occurring on or after January 13, 2015. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date occurring on or after January 13, 2015 in the same manner as provided in the Notice of Convertible Security Settlement Method it provides or is deemed to have provided hereunder.

BofA’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by BofA.

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 15.02(e) of the Indenture; provided that the Settlement Date will not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant “Cash Settlement Averaging Period”, (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to BofA of such Settlement Date prior to 4:00 PM, New York City time, and (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 4:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above and “Dividends” (under “Share Adjustments”) below, in respect of an Exercise Date occurring on a Conversion Date, BofA will deliver to Counterparty, on the related Settlement Date, a number of Shares and/or amount of cash in USD equal to the aggregate number of Shares, if any, that Counterparty would be obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 15.02(b) of the Indenture and/or the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty would be obligated to deliver to holder(s) pursuant to Section 15.02(b) of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 15.02(k) of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding, if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided that (i) if the Convertible Obligation exceeds the Capped Convertible Obligation, then the Delivery Obligation shall be the Capped Convertible Obligation; and (ii) the Convertible Obligation (and, for the avoidance of doubt, the Capped Convertible Obligation) shall be determined excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the “Conversion Rate” pursuant to Sections 15.03 or 15.04(i) of the Indenture (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); provided, however, that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive additional Shares and/or cash pursuant to an adjustment to the “Conversion Rate” set forth in Section 15.03 of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include such additional Shares and/or cash, except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Cash Settlement Averaging Period”) does not exceed the amount as determined by the Calculation Agent that would be payable by BofA pursuant to Section 6 of the Agreement if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the number of Options exercised on such Exercise Date and (y) such amount payable will be determined as if Section 15.03 of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation), it being understood that the cap described in this clause (ii) is in addition to, and cumulative with, clause (i) of the immediately preceding proviso. Notwithstanding the foregoing, and in addition to the caps described in clauses (i) and (ii) of the proviso to the preceding sentence, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Cash Settlement Averaging Period”).

Capped Convertible Obligation:	In respect of an Exercise Date occurring on a Conversion Date, the Convertible Obligation that would apply if the “Daily VWAP” for each “Trading Day” in the “Cash Settlement Averaging Period” (each as defined in the Indenture) or, if applicable, the assumed “Cash Settlement Averaging Period” specified in clause (ii) of

“Convertible Security Settlement Method” below, were the lesser of (x) the Cap Price and (y) the actual “Daily VWAP” for such “Trading Day”.

Convertible Security Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified BofA in the Notice of Convertible Security Settlement Method that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 15.02(b) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Cash Settlement Averaging Period” (as defined in the Indenture) pursuant to Section 15.02(b) of the Indenture consisted of 80 “Trading Days” (as defined in the Indenture) commencing on the 82nd “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture), with the “Daily Conversion Value”, “Daily Measurement Value”, “Daily Settlement Amount” (each as defined in the Indenture) and related terms adjusted accordingly.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant “Cash Settlement Averaging Period”, Counterparty shall give BofA notice of the aggregate number of Shares and/or cash comprising the Convertible Obligations for all Relevant Convertible Securities (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or BofA’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent BofA is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, BofA may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 15.04(a) – (e) of the Indenture that results in an adjustment under the Indenture, the Calculation Agent (i) shall make a corresponding adjustment to the terms relevant to the exercise, settlement, payment or other terms of the Transaction and (ii) may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such event or condition; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price. Promptly upon the occurrence of any event that Counterparty reasonably expects to result in an adjustment to the “Conversion Rate” (as defined in the Indenture), Counterparty shall notify the Calculation Agent of such event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 15.06 of the Indenture

Tender Offers:	Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in the definition of “Fundamental Change” in the Indenture.

Consequences of Merger Events and Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, (i) upon the occurrence of a Merger Event that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement, payment or other terms of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” pursuant to Sections 15.03 or 15.04(i) of the Indenture; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, and the Calculation Agent determines that (x) treating such Shares as “Reference Property” (as defined in the Indenture) will have a material adverse effect on BofA’s rights or obligations in respect of the Transaction, on its Hedging Activities in respect of the Transaction or on the costs (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) of engaging in any of the foregoing and (y) BofA cannot promptly avoid the occurrence of each such material adverse effect by (I) transferring or assigning its rights and obligations under this Confirmation and the Agreement pursuant to Section 8(f) or (II) amending the terms of this Confirmation (whether because amendments would not avoid such occurrence or because Counterparty fails to agree promptly to such amendments), no such adjustment shall be made and Cancellation and Payment (Calculation Agent Determination)

shall apply; and (ii) upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent may adjust the Cap Price as appropriate to account for the economic effect on the Transaction of such event; provided that the Cap Price shall not be adjusted so that it is less than the Strike Price.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration to be received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:

(a) Change in Law:	Applicable

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable

(e) Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, BofA

Determining Party:	For all applicable Extraordinary Events, BofA

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	BofA. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will use its reasonable efforts to promptly (but in any event within three Scheduled Trading Days) provide to Counterparty, by e-mail to the e-mail address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data without disclosing BofA’s proprietary models) displaying in reasonable detail the basis for such determination or calculation, as the case may be.
4. Account Details:

BofA Payment Instructions:	Bank of America
New York, NY
SWIFT: BOFAUS65
Bank Routing: 026-009-593
Account Name: Bank of America
Account No.: 0012333-34172

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of BofA for the Transaction is: New York The Office of Counterparty for the Transaction is: Not applicable
6. Notices: For purposes of this Confirmation:
Address for notices or communications to Counterparty:

To:	Salix Pharmaceutical, Ltd.
1700 Perimeter Park Drive
Morrisville, NC 27560
Attn:	Adam Derbyshire
Telephone:	919-862-1025
Facsimile:	919-862-1095

Address for notices or communications to BofA:

To:	Bank of America, N.A.
c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, NY 10036
Attn:	John Servidio
Telephone:	646-855-8900
Facsimile:	704-208-2869

7.	Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, BofA as follows:

(i) On the Trade Date, and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(b) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) During (x) the relevant “Cash Settlement Averaging Period” applicable to the Relevant Convertible Securities and (y) in the event an Early Termination Date is designated due to an Additional Termination Event as a result of an Excluded Conversion Event, a period starting on or about such Early Termination Date as reasonably determined by BofA and notified to Counterparty (an “Early Termination Period”), Counterparty shall not engage in a “distribution,” as such term is defined in Regulation M under the Exchange Act (other than a distribution described in Rule 101(b)(7) or 102(c) of Regulation M), of Shares, or securities that are convertible into, or exchangeable or exercisable for, Shares.

(iii) On the Trade Date and on each day during the relevant “Cash Settlement Averaging Period” applicable to the Relevant Convertible Securities and any Early Termination Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through BofA; provided that the foregoing shall not limit Counterparty’s ability, pursuant to any plan (as defined in Rule 10b-18) of Counterparty, to re-acquire Shares in connection with any equity transaction related to such plan or limit Counterparty’s ability to withhold Shares to cover tax liabilities associated with such equity transactions or otherwise restrict Counterparty’s ability to repurchase Shares under privately negotiated transactions with any of its employees, officers, directors or affiliates, so long as any re-acquisition, withholding or repurchase does not constitute a “Rule 10b-18 purchase” (a defined in Rule 10b-18).

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that BofA is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including, without limitation, ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to BofA a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as BofA shall reasonably request.

(vii) Counterparty is not entering into this Confirmation or making any election hereunder or under the Convertible Securities to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of BofA or its affiliates owning or holding (however defined) Shares.

(xi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement dated as of May 27, 2010, between the Counterparty and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct and are hereby deemed to be repeated to BofA as if set forth herein.

(xii) Counterparty understands no obligations of BofA to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of BofA or any governmental agency.

(b) Each of BofA and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of BofA and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to BofA that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that BofA is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, (B) the Agreement is a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code, (C) a party’s right to liquidate a Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right … to cause the liquidation, termination or acceleration” of the Transaction as described in the Bankruptcy Code and (D) BofA is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to BofA an opinion of counsel, dated as of the Effective Date and reasonably acceptable to BofA in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and such other matters as BofA may reasonably request.

8. Other Provisions:

(a) Additional Termination Events. The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 7.01 of the Indenture, (ii) an Amendment Event or (iii) an Excluded Conversion Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and BofA shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; provided that, in the case of an Excluded Conversion Event, the Transaction shall be subject to termination only in respect of a number of Options equal to the number of Convertible Securities that cease to be outstanding in connection with or as a result of such Excluded Conversion Event. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement in connection with an Excluded Conversion Event, the

Calculation Agent shall assume that (x) the relevant Excluded Convertible Securities shall not have been converted and remain outstanding, and (y) in the case of an Induced Conversion, any adjustments, agreements, additional payments, deliveries or acquisitions by or on behalf of Counterparty or any affiliate of Counterparty in connection therewith had not occurred.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of BofA (such consent not to be unreasonably withheld or delayed).

“Excluded Conversion Event” means any conversion of any Excluded Convertible Securities.

“Induced Conversion” means a conversion of any Excluded Convertible Securities (A) in connection with (x) an adjustment to the “Conversion Rate” (as defined in the Indenture) effected by Counterparty (whether pursuant to Section 15.04(i) of the Indenture or otherwise) that is not required under the terms of the Indenture or (y) an agreement by Counterparty with the holder(s) of such Convertible Securities whereby, in the case of either (x) or (y), the holder(s) of such Convertible Securities receive upon conversion or pursuant to such agreement, as the case may be, a payment of cash or delivery of Shares or any other property or item of value that was not required under the terms of the Indenture or (B) after having been acquired from a holder of Convertible Securities by or on behalf of Counterparty or any of its affiliates other than pursuant to a conversion by such holder and thereafter converted by or on behalf of Counterparty or any affiliate of Counterparty.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If BofA shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require BofA to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to BofA, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require BofA to satisfy its Payment Obligation by the Share Termination Alternative, BofA shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, BofA shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that BofA shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to BofA at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of BofA, any Shares (the “Hedge Shares”) acquired by BofA or any of its affiliates (BofA and its affiliates collectively for the purposes of this Section 8(c) only, “BofA”) for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by BofA without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow BofA to sell the Hedge Shares in a registered offering, make available to BofA an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to BofA, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of Wyrick Robbins Yates & Ponton LLP or other nationally recognized outside counsel to Counterparty reasonably acceptable to BofA, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford BofA a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if BofA, in its reasonable judgment, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; (ii) in order to allow BofA to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to BofA, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to BofA, due diligence rights (for BofA or any designated buyer of the Hedge Shares from BofA), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to BofA (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate BofA for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from BofA at the VWAP Price on such Exchange Business Days, and in the amounts, requested by BofA. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SLXP <equity> VAP” (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d) Amendment to Equity Definitions. The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at BofA’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer, provided that the period for dismissal, discharge, stay or restraint therein shall be increased from within 15 days to within 60 days.”

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least 10 Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event other than a stock split, reverse stock split or a stock dividend (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give BofA a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide BofA with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless BofA, its affiliates and their respective directors, officers, employees, agents and controlling persons (BofA and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to BofA’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including, without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or any federal, state or local (including non-U.S.) law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of BofA.

(f) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, (A) BofA may condition its consent on any of the following, without limitation: (i) the receipt by BofA of opinions and documents reasonably satisfactory to BofA in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to BofA with respect to any legal and regulatory requirements relevant to BofA, and (iii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase and Conversion Rate Adjustment Notices” above and (B) Counterparty may condition its consent on, without limitation, whether such transfer or assignment would, in the sole discretion of Counterparty, result in the termination of the Transaction, or otherwise result in adverse consequences to Counterparty, for U.S. federal income tax purposes. In addition, BofA may transfer or assign without any consent of the Counterparty its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its affiliates, (ii) any entities sponsored or organized by, or on behalf of or for the benefit of BofA or (iii) any person that is (or whose guarantor is) of credit quality equivalent to BofA; provided that BofA shall provide Counterparty with five Scheduled Trading Days’ prior notice of such assignment. At any time at which any Excess Ownership Position or a Hedging Disruption exists, if BofA, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to BofA such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, BofA may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that BofA so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 9.0%, (ii) BofA or any “affiliate” or “associate” of BofA would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iii) BofA, BofA Group (as defined below) or any person whose ownership position would be aggregated with that of BofA or BofA Group (BofA, BofA Group or any such person, a “BofA Person”) under any federal, state or local (including non-U.S.) laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a BofA Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that BofA and any of its affiliates or any other person subject to aggregation with BofA, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which BofA is or may be deemed to be a part (BofA and any such affiliates, persons and groups, collectively, “BofA Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

(g) Staggered Settlement. BofA may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, BofA will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the relevant “Cash Settlement Averaging Period”) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that BofA will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that BofA would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. BofA may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by BofA with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), such postponement or extension not to exceed 20 Scheduled Trading Days in the aggregate, if BofA determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve BofA’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable BofA to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if BofA were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to BofA.

(i) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k) Designation by BofA. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing BofA to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, BofA may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform BofA’s obligations in respect of the Transaction and any such designee may assume such obligations. BofA shall be discharged of its obligations to Counterparty to the extent of any such performance.

(l) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(m) Equity Rights. BofA acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(n) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated with the Underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on June 3, 2010 (or such later date as agreed upon by the parties, which in no event shall be later than ten business days following June 3, 2010) (June 3, 2010 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of BofA and Counterparty thereunder shall be cancelled and terminated and (ii) if such Early Unwind is the result of a breach by Counterparty under the Underwriting Agreement, Counterparty shall pay to BofA an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of BofA’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by BofA or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. BofA and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND BOFA HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BOFA OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(p) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by BofA) correctly sets forth the terms of the agreement between BofA and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to John Servidio, Facsimile No. 704-208-2869.

Yours faithfully,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
	Name:	Christopher A. Hutmaker
	Title:	Managing Director

Agreed and Accepted By:

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Adam C. Derbyshire
	Name:	Adam C. Derbyshire
	Title:	EVP Finance & Administration, CFO

Base Capped Call Confirmation

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